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                                                                       Exhibit 8

                                                                   June 30, 1997

Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio  43287

Ladies and Gentlemen:

         As special tax counsel to Huntington Capital I (the "Trust") and Huntington Bancshares Incorporated in connection with the exchange offer by the Trust of $200,000,000 of its Floating Rate Capital Securities pursuant to a preliminary Prospectus dated June 30, 1997 (the "Prospectus"), and assuming that the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the hearing "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /s/ Porter, Wright, Morris & Arthur

                                            PORTER, WRIGHT, MORRIS & ARTHUR